FIRST AMENDMENT TO THE            EXHIBIT
                                                       4.3(b)
                        RIGHTS AGREEMENT               (Conformed
                                                        Copy)

          THIS FIRST AMENDMENT to the Rights Agreement dated as of

April 13, 1995 (the "Rights Agreement") between and among KASH N'

KARRY FOOD STORES, INC., a Delaware corporation (the "Company"),

and SHAWMUT BANK CONNECTICUT, N.A., as Rights Agent (the "Rights

Agent"), is entered into this 13th day of June, 1995.  Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Rights Agreement.

          WHEREAS, the Board of Directors of the Company has

authorized and declared a dividend of one preferred share purchase right (a "Right") for each Common Share of the Company outstanding at the Close of Business on April 27, 1995 (the "Record Date"),

each Right representing the right to purchase one one-hundredth of a Preferred Share, upon the terms and subject to the conditions set forth in the Rights Agreement, and has further authorized and directed the issuance of one Right with respect to each Common

Share that shall become outstanding between the Record Date and the earliest of the Distribution Date, the Redemption Date and the

Final Expiration Date;

          WHEREAS, the Company reserved the right from time to time

to supplement or amend the Rights Agreement without the approval of any holders of Right Certificates in such manner as the Company may deem necessary or desirable, subject to certain limitations

applicable from and after such time as any Person becomes an

Acquiring Person;
          WHEREAS, as of the date hereof, no Person has become an

Acquiring Person; and

          WHEREAS, the Company desires to amend Section 1(i) of the

Rights Agreement to clarify the definition of the term "LGP;"

          NOW, THEREFORE, in consideration of the premises and the

mutual agreements herein set forth, the parties hereby agree as follows:

          1.   Amendment.  Section 1(i) of the Rights Agreement is

hereby amended and restated in its entirety as follows:

               (i)  "LGP" shall mean Leonard Green & Partners L.P.,

          a limited partnership, and its Affiliates and Associates;

          provided that if LGP transfers to any Person beneficial

          ownership of all Common Shares then owned by LGP, then

          "LGP" shall mean such Person, and any other Person who

          may subsequently acquire all such shares, and such

          Person's Affiliates and Associates.

          2.   Incorporation.  This First Amendment is hereby

incorporated into and made a part of the Rights Agreement as if fully set forth therein.  Except as modified herein, the Rights

Agreement remains in full force and effect.  In the event of any conflict between the provisions of the Rights Agreement and the provisions of this First Amendment, the provisions of this First

Amendment shall govern.





     IN WITNESS WHEREOF, the parties hereto have caused this

Agreement to be duly executed and attested, all as of the day and year first above written.



                              KASH N' KARRY FOOD STORES, INC.


Attest:


By:/s/ Raymond P. Springer    By:/s/ Ronald E. Johnson
   ------------------------      ---------------------------------
   RAYMOND P. SPRINGER           RONALD E. JOHNSON
   Title:   Secretary            Title:  Chairman of the Board,
                                          Chief Executive Officer
                                          and President



                              SHAWMUT BANK CONNECTICUT, N.A.
Attest:


By: /s/ Joseph E. Fortuna     By: /s/ Rockwell Spaulding
   ------------------------      --------------------------------
   Name:                         Name:
   Title: Assistant Corporate    Title:  Vice President
           Trust Administrator


















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